Greenlight Capital Re, Ltd.
Share Ownership and Retention Policy
for Executives and Non-Employee Directors

(Effective July 29, 2021)

General Purpose: The purpose of the Greenlight Capital Re, Ltd. Share Ownership and Retention Policy for Executives and Non-Employee Directors (as it may be amended from time to time, this “Policy”) is to: (i) further align the long-term interests of named executive officers (as defined by SEC rules and regulations) (collectively, “Executives”) and non-employee directors (collectively, “Directors”) with those of the shareholders of Greenlight Capital Re, Ltd. (the “Company”); (ii) help manage and mitigate potential risk-taking behaviors; and (iii) further promote the Company’s commitment to sound corporate governance.
Share Ownership Guidelines: The following guidelines apply to Executives:

Position	Multiple of Annual Base Salary
Chief Executive Officer	5x
All Other Named Executive Officers	2x

The following guidelines apply to Directors:

Position	Multiple of Annual Cash Retainer
Non-Employee Director	5x

The value of Class A or Class B ordinary shares of the Company (collectively, the “Shares”) owned by each Executive and each Director will be calculated on an annual basis on each December 31st based upon the Nasdaq Global Select Market’s average closing price for a Class A ordinary share for the immediately preceding six (6) month period.
If an Executive or a Director has met the requisite ownership level and then falls below the applicable multiple due solely to a decline in the value of Shares, such Executive or Director will not be required to acquire additional Shares to meet the applicable multiple, but he or she will be required to retain all Shares then held until such time as the individual again attains the target multiple.
Timing: Current Executives and Directors have up to five (5) years from the initial effective date of this Policy to achieve the share ownership requirements referenced above. Future Executives and Directors will have up to five (5) years from the date of hire/election/appointment, as applicable, to achieve the share ownership requirements referenced above. Once the minimum ownership requirement is met, individuals must maintain the required ownership amounts and will not be permitted to sell Shares in a manner that will result in non-compliance with the foregoing ownership requirements. If any Executive is not in compliance with this Policy within the applicable five (5) year period, then 50% of any short-term incentive plan award for a given year will be paid in Class A ordinary shares until such time as compliance is achieved. If any Director is not in compliance with this Policy within the applicable five (5) year period, then the annual cash retainer will be paid in Class A ordinary shares until such time as compliance is achieved.
Incremental Ownership Requirements for Executives and Directors: Executives and Directors are required to retain 100% of net after tax Shares received from restricted stock/restricted stock units vesting/settlement until the foregoing share ownership guidelines are met.
What Shares Count Toward Satisfying the Stock Ownership Requirements: Ownership will include Shares owned through a wholly-owned entity, individually and/or by immediate family members (as defined by SEC rules and regulations) residing in the same household, in each case, that are not hedged, pledged or otherwise encumbered and restricted shares/share units not yet vested that vest based solely on time/service. Ownership does not include unexercised stock options (whether vested or unvested), unexercised share appreciation rights (whether vested or unvested), performance shares/share units and/or any equity-based awards that may be settled in cash.
Periodic Reviews: Ownership is generally reviewed with the Compensation Committee of the Company’s Board of Directors (the “Committee”) on an annual basis.
Administration: This Policy shall be administered, interpreted and construed by the Committee. The Committee has the authority to (i) supply any omission and reconcile any inconsistency, (ii) approve exceptions in its reasonable good faith discretion which it determines are necessary or appropriate, and (iii) modify or amend this Policy from time to time to reflect legal and business developments warranting a change. In the event of any conflict or inconsistency with this Policy and any other materials previously distributed by the Company, this Policy shall govern.
2